Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-219523 on Form S-3 and Registration Statements No. 333-197677, 333-176598, 333-162912 and 333-149625 on Form S-8 of Graphic Packaging Holding Company of our report dated January 30, 2018, relating to the combined financial statements of the North America Consumer Packaging Business (a Combined Business of International Paper Company) for the nine month period ended September 30, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation of the combined financial statements, which include allocations of certain costs from International Paper Company), appearing in this amendment to the Current Report on Form 8-K of Graphic Packaging Holding Company dated March 15, 2018.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
March 15, 2018